November 18, 2019

Will Bondurant

Re: Promotion

Dear Will,

Thank you for your continued commitment and contributions to Castlight. I am pleased to inform you that you have been promoted to the position of Chief Financial Officer effective November 15, 2019 reporting to me. Your annual base salary will remain $300,000, less applicable withholdings. Your annual target bonus will increase to 60% of your base salary, which will increase your total target earnings from $390,000 to $480,000 annually.

In addition, in relation to this promotion you have been awarded 281,691 Restricted Stock Units (RSUs) and 256,520 stock options.

The RSUs are subject to a four-year vesting schedule with 1/16th vesting on February 16, 2020 and the remainder of the RSUs vesting quarterly thereafter, provided you remain in continuous service on each applicable vesting date, as set forth in the applicable option award agreement. The RSUs will be governed by the terms of the Plan and your RSU award agreement.

The stock options are subject to a four-year vesting schedule with 1/16th vesting on February 16, 2020 and the remainder of the stock options vesting quarterly thereafter, provided you remain in continuous service on each applicable vesting date, as set forth in the applicable option award agreement. The stock options will be governed by the terms of the Plan and your stock option award agreement.

Also, with this promotion you will be a Section 16 officer.

Please sign this letter below and return the signed letter to Vicki Ryan, Chief People Officer [email address intentionally omitted].

Thank you again for your efforts at Castlight. We truly appreciate your dedication to making us one team on a mission making things happen.

Congratulations!

/s/ Siobhan Nolan Mangini
Siobhan Nolan Mangini
President

Accepted:

/s/ Will Bondurant    Nov 19, 2019
Will Bondurant     Date